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                                   AGREEMENT

         AGREEMENT effective September 4, 1990, between Bankers Security Life Insurance Society ("Bankers"), having its principal place of business at 4601 N. Fairfax Drive, Arlington, Virginia 22203, and Alliance Capital Management L.P., having its principal place of business at 1345 Avenue of the Americas, New York, New York 10105 ("Alliance").

         WHEREAS, Bankers intends to utilize Alliance Variable Products Series Fund, Inc., (the "Fund") as an underlying investment vehicle for premiums and additional payments allocated to separate accounts Bankers has or may create to issue Variable Contracts,

         WHEREAS, Alliance is the Investment Advisor to the Fund;

         WHEREAS, Alliance makes shares of the Fund available for sale only to variable life insurance separate accounts and variable annuity insurance separate accounts, and that such variable products separate accounts may be of insurance companies not affiliated with Bankers or any of Bankers' affiliated companies (hereinafter referred to as "shared funding") and the Fund may be the investment vehicle for both variable life and variable annuity contracts (hereinafter referred to as "mixed funding");

         WHEREAS, a majority of the Board of Directors of the Fund shall consist of persons who are not "interested persons" of the Fund as defined by Section 2(a)(19) of the Investment Act of 1940 ("Independent Directors");

         WHEREAS, the Board of Directors of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the policyowners of all separate accounts investing in the Fund, which conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any portfolio are being managed; (e) a difference in voting instructions given participating insurance companies or owners of variable annuity contracts and owners of variable life contracts; or (f) a decision by an insurer to disregard the voting instructions of policyowners.

         WHEREAS, the Fund and/or Bankers shall comply with Rules 6e-2, 6e-3(T) and, if adopted, 6e-3, promulgated pursuant to the Investment Company Act of 1940 (the "Act"), if and to the extent they are amended to provide exemptive relief with respect to mixed or shared funding; and

         WHEREAS, the Board of Directors' determination of the existence of a material irreconcilable conflict and its implications shall be made known promptly in writing to Bankers and any other participating insurance companies, and all reports received by the Board of Directors of the Fund and all action with regard to a conflict will be properly recorded in the minutes of the Board of Directors or other appropriate records, which will be made available to the Securities and Exchange Commission upon request;

         WHEREAS, no penalty will be imposed by the Fund or Bankers for withdrawing assets from the Fund (or any portfolio of the Fund) in the event of a material irreconcilable conflict should this said withdrawal be determined as necessary to remedy or eliminate such conflict.

         NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agrees, as follows:

         1. Bankers and Alliance, as a matter of ongoing responsibility, will undertake and shall report to the Fund's Board of Directors any potential or existing material conflicts between the policyowners. Bankers and Alliance will be responsible for assisting the Board in carrying out its responsibilities in monitoring such conflicts, by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised, including information as to a decision by Bankers to disregard voting instructions of policyowners. The responsibility to report such information and conflicts and to assist the Board will be carried out with a view only to the interests of the policyowners.

         2. If it is determined by either a majority of the Board of Directors of the Fund or a majority of its Independent Directors that a material irreconcilable conflict exists, Bankers, at their own expense and to the extent reasonably practicable as determined by a majority of the disinterested Directors) will take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, up to and including: (a) withdrawing the assets allocable to some or all of its separate accounts from the Fund (or any portfolio of the Fund) and reinvesting such assets in a different investment medium, including another portfolio of the Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected policyowners and, as appropriate, segregating the assets of any group voting in favor of segregation, or offering to the affected policyowners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

         For purposes of this paragraph 2, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Fund or Alliance be required to establish a new funding medium for any variable contract. Bankers shall not be required by this paragraph 2 to establish a new funding medium for any variable annuity contract if an offer to do so has been declined by vote of a majority of the policyowners adversely affected by the material irreconcilable conflict. Bankers will recommend to its policyowners that they decline an offer to establish a new funding medium or take other remedial action only if it believes it is in the best interests of the policyowners to do so.

         3. Bankers will provide pass-through voting privileges to all variable policyowners so long as the Commission continues to interpret the Act to require pass-through voting privileges for variable policyowners. Bankers shall be responsible for assuring that each of its separate accounts investing in the Fund calculates voting privileges in a manner consistent with the Act, and will vote shares of the Fund held in its separate account for which no timely voting instructions are received from policyowners, as well as shares its own, in the same proportion for which voting instructions are received.

         4. Alliance and Bankers shall at least annually submit to the Fund's Board of Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the obligations imposed upon them herein, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

         5. The Fund will comply with the provision of Section 4240(a) of the New York Insurance Law.

         6. Each portfolio of the Fund will comply with the provisions of
Section 817(h) of the Internal Revenue Code of 1986, as amended (the ("Code"), relating to diversification requirements for variable annuity, endowment and life insurance contracts. Specifically, each portfolio will comply with either
(i) the requirement of Section 817(h)(1) of the Code that its assets are adequately diversified, or (ii) the "Safe Harbor for Diversification" specified in Section 817(h)(2) of the Code, or (iii) the diversification requirement of
Section 817(h)(1) of the Code by having all or part of its assets invested in U.S. Treasury securities which qualify for the "Special Rule for Investments in United States Obligations" specified in Section 817(h)(3) of the Code.

         7. The provisions of Paragraphs 2 and 3 of this Agreement shall be interpreted in a manner consistent with any applicable order of the Securities and Exchange Commission ("SEC") issued in a proceeding under the Act, initiated by certain applicants, including the Fund (File No. 812-7585). In the event that SEC Rules under the Act relating to variable contracts and insurance company separate accounts are amended or adopted, containing provisions which are applicable to the parties hereto and which conflict with the conditions of such order, the parties hereto will conform to the conditions of such Rule or Rules as adopted or amended.

         8. No shares of any portfolio of the Fund may be sold to the general public.

         9. Any notice shall be sufficiently given when sent by prepaid first class mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Adviser:

                  Alliance Capital Management L.P.
                  1345 Avenue of the Americas
                  New York, New York  10105
                  Attn:  Edmund P. Bergan, Jr.

         If to Bankers:

                  Bankers Security Life Insurance Society
                  4601 N. Fairfax Drive
                  Arlington, Virginia  22203
                  Attn:  Francis A. Podlesney

         10. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The State of New York.

         11. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         12. This Agreement incorporates the entire understanding and agreement among the parties hereto, and supersedes any and all prior understandings and agreements between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed as of the date and year above written.

                                         BANKERS SECURITY LIFE INSURANCE SOCIETY


                                         By:------------------------------------
                                                        Vice President

Attest:


                        ALLIANCE CAPITAL MANAGEMENT L.P.


                                         By:------------------------------------


                                         By:------------------------------------


                                            ------------------------------------

Attest:


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